Exhibit 5.1

April 6, 2005

Verilink Corporation
11551 E. Arapahoe Rd., Suite 150
Centennial, CO 80112-3833

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission by Verilink Corporation, a Delaware corporation (the “Company”), covering the offering for resale of up to 6,748,470 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the terms of the Senior Secured Convertible Notes (the “Notes”) and Warrants to Purchase Common Stock (the “Warrants”) issued pursuant to the Securities Purchase Agreement, dated as of March 20, 2005, by and between the Company and the parties listed in the Schedule of Buyers thereto.

In connection with this opinion, we have examined and relied upon the Registration Statement and Prospectus included therein, the Company’s certificate of incorporation and bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued upon the conversion of the Notes pursuant to their terms, as payment of the Company’s interest and amortization obligations under the Notes pursuant to their terms, and upon exercise of the Warrants pursuant to their terms, the Shares will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

     Very truly yours,

     Cooley Godward llp

By:	/s/ Brent D. Fassett

Brent D. Fassett